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                                                                Exhibit 4.2

April 11, 1996

Mr. William Wondolowski
Treasurer
Arbor Health Care Company
1100 Shawnee Road
Lima, Ohio 45805

RE: Loan Agreement dated April 11, 1994, between Arbor Health Care Company and The Fifth Third Bank.

Dear Bill:

This letter is to acknowledge The Fifth Third Bank's agreement to amend the Loan Agreement dated April 11, 1994. The maturity date of that Agreement was April 11, 1996. The Fifth Third Bank agrees to extend all terms and conditions of that Agreement to November 7, 1996.

If acceptable, please acknowledge your agreement by signing below and returning one copy of this letter to me.

Yours very truly,

D. Ward Allen
Vice President

AGREED AND ACCEPTED

BY: /s/ W. Wondolowski
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TITLE: Vice President and Treasurer
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